EXHIBITS 5.1 AND 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

April 15, 2020

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

Ladies and Gentlemen:

Exxon Mobil Corporation, a New Jersey corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-237052) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain debt securities, including $2,750,000,000 aggregate principal amount of its 1.571% Notes due 2023 (the “2023 Notes”), $1,250,000,000 aggregate principal amount of its 2.992% Notes due 2025 (the “2025 Notes”, constituting a further issuance of the 2.992% Notes due 2025, of which $1,500,000,000 aggregate principal amount was issued on March 19, 2020), $2,000,000,000 aggregate principal amount of its 2.610% Notes due 2030 (the “2030 Notes”), $750,000,000 aggregate principal amount of its 4.227% Notes due 2040 (the “2040 Notes”, constituting a further issuance of the 4.227% Notes due 2040, of which $1,250,000,000 aggregate principal amount was issued on March 19, 2020, and together with the 2025 Notes, the “Additional Notes”) and $2,750,000,000 aggregate principal amount of its 3.452% Notes due 2051 (the “2051 Notes” and, together with the 2023 Notes and the 2030 Notes, the “New Notes”). The Additional Notes and the New Notes are collectively referred to herein as the “Securities”. The Securities are to be issued pursuant to the provisions of the indenture dated March 20, 2014 between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by an officer’s certificate of the Vice President and Treasurer of the Company dated March 19, 2020 relating to the Additional Notes and an officer’s certificate of the Vice President, Treasurer and General Tax Counsel of the Company dated April 15, 2020 relating to the New Notes (together, the “Indenture”). The Securities are to be sold pursuant to the Underwriting Agreement dated April 13, 2020 among the Company and the several underwriters named therein.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of New Jersey. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of the Notes” in the prospectus supplements relating to the Securities that are part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP